Exhibit 99.1

STRATEGIC AMERICAN OIL CORPORATION IDENTIFIES NEW DRILLING TARGET IN ILLINOIS

October 19, 2010; Corpus Christi, Texas; Strategic American Oil Corporation (OTCBB: SGCA; the "Company") is pleased to announce that it has identified a new Pinnacle Reef oil drilling target (the P4 Reef Prospect) in the Illinois Basin. The prospect target is located at depths between 2,000 and 2,500 feet.  The Company plans to lease approximately 500-600 acres over the identified prospect and drill to evaluate the prospective subsurface geology. This prospect was identified in the Illinois Basin through the research of records from the Illinois State Geological Survey.

The P4 Reef Prospect is developed from coal exploration data and related information on record and available through the Illinois State Geologic Survey (ISGS). Coal drilling data shows a significant thinning of the number #6 coal at the P4 Reef Prospect. Historic oil drilling data associated with many oil productive pinnacle reefs in Illinois shows the existence of distinct thinning of the coal above the rigid reef structures.

Company President and CEO, Jeremy Driver, stated, "The identification of this drilling target adds to our development plans for the Illinois Basin. According to the ISGS, successfully developed pinnacle reefs in the region average about 2.5 million barrels of recoverable oil at depths of 2,000 to 3,000 feet. With prospects of this potential, we are very excited about our future development within the Illinois Basin."

"The Company is now at the point where it is not only focused on leasing but also drilling projects in our Illinois and Texas portfolios," Driver continued. "We have begun discussions with numerous parties interested in entering into a joint venture arrangement to expedite these drilling programs and we are seeing significant headway. This is a very exciting time for Strategic American Oil and its shareholders."

The Strategic American Oil team in Illinois, led by Chief Geologist Jim Thomas who has over 35 years experience working in the Illinois Basin, is continuing to make progress in finding and leasing new attractive targets, which furthers Strategic American Oil's business model of developing prospects in-house to build the Company's oil reserves and increase production.  The Company will continue to review and evaluate data from the Illinois State Geological Survey to identify new drilling prospects with the goal of making new oil field discoveries.

Pinnacle Reefs are isolated biohermal structures.  These reefs are relatively shallow in Illinois, averaging between 2,000 to 2,500 feet in depth, allowing for low-cost drilling programs.  The Company's geologists have made extensive use of Illinois State historical coal drilling records; these records show coal seams overlaying pinnacle reefs that are marked as thinning and/or are structurally higher than expected making historic coal drilling logs extremely valuable in the search for pinnacle reefs.  Due to the shallow depths of these structures, the Company will rely heavily on subsurface structural mapping to delineate possible reef targets. It may be cost effective to utilize 3D seismic surveys prior to drilling targets below 3,000 feet.  Each reef prospect will be evaluated as to determine the most cost-effective exploration program. According to the Illinois Geological Survey, successfully drilled and producing pinnacle reefs in the Basin produced an average of 3,200,000 barrels of oil.  With today's advances in subsurface mapping and advanced 3D techniques, Pinnacle Reefs have become a prospective target for new oil field discoveries in the Illinois Basin.

About Strategic American Oil Corporation

Strategic American Oil Corporation (OTC BB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:

600 Leopard Street, Suite 2015
Corpus Christi, Texas 78401
www.strategicamericanoil.com

Investor Relations:

Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.